Exhibit 3.1

Delaware Page 1 The First State I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “5.11 ABR CORP.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JULY, A.D. 2016, AT 6:58 O’CLOCK P.M. A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS. Jeffrey W. Bullock, Secretary of State ICE SECRETARIO 1855. 6103592 8100 SR# 20165109297 Authentication: 202733631 Date: 07-27-16 You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION OF State of Delaware Secretary of State Division of Corporations Delivered 06:58 PM 07/27/2016 FILLED 06:58 PMI 07/27/2016 SR 20165109297 - File Number 6103592 5.11 ABR CORP. FIRST: The name of the corporation (the “Corporation”) is 5.11 ABR Corp. SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company. THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. FOURTH; The Corporation is authorized to issue one class of stock designated “Common Stock.” The total number of shares of Common Stock authorized to be issued is Seventy-Five Million (75,000,000); the par value of such shares shall be $0.001 per share. FIFTH: The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. SIXTH: In furtherance and not in limitation of the powers conferred by státute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation, RING&Shi SEVENTH: Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide. EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute and all rights at any time conferred upon stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH. NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article NINTH shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. No amendment to or repeal of this Article NINTH shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

ELEVENTH: The name and the mailing address of the incorporator are as follows: Cori Capizzi, c/o Paul Hastings LLP, 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626.

TWELFTH: In the event that a director or officer of the Corporation who is also a partner or employee of Compass Group Diversified Holdings, LLC or any of its affiliates and that is in the business of investing and reinvesting in other entities (each, an "***Investor***"), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director's fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of an Investor shall belong to such Investor, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of July, 2016.

Cori Capizzi, Incorporator

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